Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES ARE

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Innoviva, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.01 par value per share.

The following summary describes our common and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. Because the following is only a summary, it does not contain all of the information that may be important to you, and is qualified in its entirety by the full text of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC and included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019.  You should refer to the text of these documents for a complete description. Unless the context requires otherwise, references in this exhibit to “Innoviva,” the “Company,” “we,” “us,” and “our” refer to Innoviva, Inc. together with its consolidated subsidiaries.

Our authorized capital stock consists of 230,230,000 shares, with a par value of $0.01 per share, of which:

•	200,000,000 shares are designated as common stock;
•	30,000,000 shares are designated as Class A common stock; and
•	230,000 shares are designated as preferred stock.

At December 31, 2019, we had outstanding 101,288,382 shares of common stock, no shares of Class A common stock and no shares of preferred stock. Under the terms of our amended and restated certificate of incorporation, we may no longer issue shares of Class A common stock.

Common Stock

Voting Rights

Unless otherwise provided for in our certificate of incorporation or required by applicable law, on all matters submitted to our stockholders for vote, our common stockholders are entitled to one vote per share, voting together as a single class.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock shall be entitled to share equally in any dividends that our board of directors may determine to pay from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock shall receive common stock, or rights to acquire common stock, as the case may be.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

No Preemptive, Redemption or Conversion Rights

The common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. The common stock does not have preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights for the Election of Directors

Our board of directors is not classified.  Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, greater than or equal to one, provided that at any time that GSK's percentage ownership of our voting stock is 50.1% or greater, the authorized number of directors on our board of directors will be no less than nine, or any greater number that is divisible by three. As of February 11, 2020, GSK beneficially owned approximately 31.6 % of our outstanding common stock.

Directors are elected by a majority of the votes cast at any meeting of the stockholders for the election of directors at which a quorum is present. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Our board has the ability to fill vacancies on our board.

No Action by Written Consent; Special Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting. In addition, our bylaws provide that special meetings of the stockholders can only be called by the Chairman of our board of directors, the president, our board of directors or the request of stockholders holding at least 66 2/3% of the outstanding common stock.